News Release

MEDIA CONTACT:
Eric Andrus
856.384.3170

INVESTOR CONTACT:
Bob Powers
Vice President Investor Relations
856.384.3119

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2012 RESULTS

Thorofare, New Jersey, May 3, 2012 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 25, 2012.

Financial Summary (a)
(Unaudited)

(amounts in millions, except per share data)	First Quarter
	Mar. 25, 2012	Mar. 27, 2011
Net revenues	$ 162.3	$ 181.9

	From Continuing Operations		From Discontinued Operations		Total Company
	Mar. 25, 2012	Mar. 27, 2011 (b)	Mar. 25, 2012	Mar. 27, 2011	Mar. 25, 2012	Mar. 27, 2011 (b)
First Quarter
As Reported (GAAP)
Net loss (c)	$ (10.7)	$ (8.2)	$ (0.3)	$ (0.5)	$ (11.0)	$ (8.7)
Diluted loss per share (c)	$ (0.26)	$ (0.21)	$ (0.01)	$ (0.01)	$ (0.27)	$ (0.22)
Non-GAAP (d)
Net loss (c)	$ (8.6)	$ (6.9)	$ (0.3)	$ (0.7)	$ (8.9)	$ (7.6)
Diluted loss per share (c)	$ (0.21)	$ (0.17)	$ (0.01)	$ (0.02)	$ (0.22)	$ (0.19)

(a)	See accompanying reconciliation of GAAP to Non-GAAP financial measures.
(b)	2011 revised for immaterial financial statement errors totaling, after tax, $0.6 million.
(c)	Attributable to Checkpoint Systems, Inc.
(d)	2012 excludes restructuring expenses and other items.

Checkpoint announced today in a separate news release important leadership changes, including the appointment of George Babich, Jr. as interim Chief Executive Officer and President and William S. Antle, III as non-executive Chairman.

Mr. Antle said, “The Board’s top priority is returning Checkpoint to profitable growth and the changes we announced today put the Company in a position to improve operational performance and focus on the future.  To this end, George and I will form a Special Committee to lead a new turnaround initiative at Checkpoint centered on a thorough strategic review of each of the Company’s business units.  We are committed to this effort and to generating greater shareholder value.”

Mr. Babich said, “As we take this thorough look at our business units to determine how to get them on the right path, my priorities will be to continue our aggressive focus on reducing operating costs, and strengthen our already solid cash position.  I also will be taking a hard look at the Company’s current reporting and decision-making processes to ensure that each delivers the efficiency, speed and flexibility needed for success, while making the enterprise more nimble.  As we move forward, Checkpoint will remain committed to customers, innovation, technology and talent, as well as building sustainable value for our shareholders and other stakeholders.”

Mr. Babich continued, “The first quarter proved to be more challenging than we expected and that is why we are taking these important steps.  The improved order flow the Company experienced in the fourth quarter 2011 did not extend into the first quarter.  Ongoing economic uncertainty and unpredictable retailer behavior continue to impact our results and remain a concern for the immediate future.  As a result, during the quarter, Checkpoint initiated additional cost-reduction measures, valued at approximately $8 million annually, on top of the measures announced as part of the Company’s expanded Global Restructuring Plan late last year.  These combined initiatives are expected to reduce Checkpoint’s cost structure by approximately $67 million annually by 2013.  Despite the challenging environment, the Board and I believe in the prospects for Checkpoint’s underlying business and look forward to positioning the global enterprise for a new era of growth.”

Selected analysis and discussion for the first quarter 2012:

•
Net revenues decreased 10.8%.  This decrease was principally due to a decline in organic growth of 14.7%, driven by the Shrink Management Solutions segment, notably the Alpha®, CheckView®, and Hard Tag @ Source businesses, and the Apparel Labeling Solutions segment.  Foreign currency effects resulted in a 1.4% net revenues decrease driven principally by the strengthened dollar versus the euro.  These declines were partially offset by acquisition growth of 5.3% resulting from the acquisition of Shore to Shore, Inc.

•	Gross profit margin was 34.7% compared to 38.5% for the first quarter 2011. The decrease was principally due to lower gross margins in the Apparel Labeling Solutions segment.

•
Selling, general and administrative (SG&A) expenses were $69.0 million compared to $72.3 million for the first quarter 2011. The first quarter 2012 included savings totaling $5.9 million from the expanded global restructuring plan.

•
GAAP operating loss was $19.6 million compared to a loss of $9.0 million for the first quarter 2011.  Non-GAAP operating loss excluding restructuring expenses and other items was $17.2 million, or 10.6% of net revenues.  Non-GAAP operating loss for the first quarter 2011 was $7.2 million, or 4.0% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $1.7 million resulting from the implementation of the Global Restructuring Plan and continued efforts of the SG&A Restructuring Plan. Restructuring expense for the combined Global and SG&A Restructuring Plans totals $39.2 million since inception.

•	Effective tax rate was 48.4% compared to 14.3% for the first quarter 2011.

•	Cash flow provided by operating activities was $6.5 million compared to cash flow provided by operating activities of $12.1 million for the first quarter 2011.

•
At March 25, 2012, cash and cash equivalents were $93.3 million compared to $93.5 million at December 25, 2011, and total debt was $145.6 million compared to $150.5 million at December 25, 2011.  Capital expenditures were $5.4 million for the first quarter 2012.

Expanded Global Restructuring Plan

On October 18, 2011 the Company announced an expanded Global Restructuring Plan focused on further reducing overall operating expenses.  This plan was further expanded in the first quarter of 2012.  The first phase of this plan was implemented in the third quarter of 2011 with the remaining phases expected to be substantially complete by the end of 2013.

By 2013, the combined Global and SG&A Restructuring Plans, including the additional cost reduction initiatives announced in the first quarter of 2012, will produce annualized run rate savings of approximately $67 million with a cost of approximately $56 million, of which approximately $9 million is non-cash.  In 2011, $17 million of the savings were realized; in 2012 approximately $35 million of the savings will be achieved with the remaining savings of approximately $15 million to be achieved in 2013. Remaining restructuring cost is approximately $17 million, with the majority of the expense expected to be recognized in 2012.

Checkpoint has withdrawn its previous financial guidance for 2012 as the Company embarks on an intensive review of our business units. We are committed to providing both an update on this review and guidance for the full year during our second quarter 2012 results conference call.

Checkpoint Systems will host a conference call today, May 3, 2012, at 10:00 AM Eastern Time, to discuss its first quarter 2012 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to integrate the Shore To Shore acquisition we acquired in the second quarter of 2011 and other prior acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting, including the ability to remediate the material weakness discovered during the year ended December 25, 2011; risks generally associated with our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended
	March 25, 2012	March 27, 2011
		(As Revised)
Net revenues	$ 162,297	$ 181,886
Cost of revenues	105,940	111,801
Gross profit	56,357	70,085

Selling, general, and administrative expenses	68,975	72,297
Research and development	4,546	4,789
Restructuring expenses	1,718	1,597
Acquisition costs	14	186
Other expense	745	247
Operating loss	(19,641)	(9,031)
Interest income	500	966
Interest expense	1,935	1,642
Other gain (loss), net	(150)	110
Loss from continuing operations before income taxes	(21,226)	(9,597)
Income taxes benefit	(10,276)	(1,375)
Net loss from continuing operations	(10,950)	(8,222)
Loss from discontinued operations, net of tax benefit of $0 and $254	(320)	(473)
Net loss	(11,270)	(8,695)
Less: loss attributable to non-controlling interests	(279)	—
Net loss attributable to Checkpoint Systems, Inc.	$ (10,991)	$ (8,695)

Basic loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$ (.26)	$ (.21)
Loss from discontinued operations, net of tax	(.01)	(.01)
Basic loss attributable to Checkpoint Systems, Inc. per share	$ (.27)	$ (.22)
Diluted loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$ (.26)	$ (.21)
Loss from discontinued operations, net of tax	(.01)	(.01)
Diluted loss attributable to Checkpoint Systems, Inc. per share	$ (.27)	$ (.22)

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	March 25, 2012	December 25, 2011
(Unaudited)

Cash and Cash Equivalents	$ 93,304	$ 93,481
Working Capital	$ 203,100	$ 233,116
Current Assets	$ 457,351	$ 492,236
Total Debt	$ 145,574	$ 150,462
Total Equity	$ 524,062	$ 529,340
Total Assets	$ 1,007,167	$ 1,044,481

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Loss:	March 25, 2012	March 27, 2011

Net revenues	$ 162,297	$ 181,886

GAAP operating loss	(19,641)	(9,031)

Non-GAAP adjustments:

Restructuring expenses	1,718	1,597
Acquisition costs	14	—
Other expense	745	247
Adjusted Non-GAAP operating loss	$ (17,164)	$ (7,187)

GAAP operating margin	(12.1)%	(5.0)%
Adjusted Non-GAAP operating margin	(10.6)%	(4.0)%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended
Reconciliation of GAAP to Non-GAAP loss from continuing operations attributable to Checkpoint Systems, Inc.:	March 25, 2012	March 27, 2011

Loss from continuing operations attributable to Checkpoint Systems, Inc., as reported	$ (10,671)	$ (8,222)

Non-GAAP adjustments:

Restructuring expenses, net of tax	1,557	1,144
Acquisition costs, net of tax	14	—
Other expense, net of tax	549	182
Adjusted net loss from continuing operations attributable to Checkpoint Systems, Inc.	$ (8,551)	$ (6,896)

Reported diluted shares	40,812	40,331

Adjusted diluted shares	40,812	40,331

Reported net loss from continuing operations attributable to Checkpoint Systems, Inc., per share – diluted	$ (0.26)	$ (0.21)

Adjusted net loss from continuing operations attributable to Checkpoint Systems, Inc., per share – diluted	$ (0.21)	$ (0.17)